Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8 No. 333-XXXXXX) pertaining to the Fresh Del Monte Produce Inc. 1999 Share Incentive Plan, As Amended, and to the incorporation by reference therein of our reports dated March 3, 2005, with respect to the consolidated financial statements and schedule of Fresh Del Monte Produce Inc. included in its Annual Report (Form 20-F) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP Certified Public Accountants

Miami, Florida
April 22, 2005